June 23, 2016
Investors May Contact:
Lee McEntire, Bank of America, 1.980.388.6780

Reporters May Contact:
Lawrence Grayson, Bank of America, 1.704.995.5825
lawrence.grayson@bankofamerica.com

Bank of America Board Appoints New Director

CHARLOTTE - The Bank of America Corporation board of directors today appointed Michael D. White as a director, effective immediately. White, 64, is the recently retired chairman, president and CEO of DIRECTV.

“Mike’s expertise leading consumer and technology businesses, working in regulated industries, his finance background, and his international perspective make him a great fit to help oversee the management team and the responsible growth approach to creating value for shareholders,” said Chairman and CEO Brian Moynihan.

“Mike is a proven leader who will further strengthen an already deep board,” said Lead Independent Director Jack Bovender.

White is an advisory partner for Trian Fund Management. He is the former CEO of PepsiCo International and former vice chairman and director of PepsiCo. His experience includes service as CEO of Frito-Lay’s Europe, Africa and Middle East division, and CFO for PepsiCo and certain of its subsidiaries. He is a former senior vice president for Avon Products, Inc., and a former management consultant for Bain & Company and Arthur Andersen & Co.

White received a master’s degree in international relations from Johns Hopkins University and a Bachelor of Arts in English and Russian from Boston College.

Bank of America
Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 47 million consumer and small business relationships with approximately 4,700 retail financial centers, approximately 16,000 ATMs, and award-winning online banking with approximately 33 million active users and approximately 20 million mobile users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

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